Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	For more information, contact: Joe A. Ewing, Vice President, Investor Relations 712/277-7305 jewing@terraindustries.com
Terra Industries Board of Directors Comments on
CF Industries’ Latest Approach
SIOUX CITY, IOWA (November 22, 2009) – Terra Industries Inc. (NYSE: TRA) today announced that, over the weekend, CF Industries Holdings, Inc. (NYSE: CF) submitted a proposed merger agreement to Terra, containing the same economic terms as its most recent proposal from November 1, together with a 30-day “go shop” provision subject to a break up fee and expense reimbursement. Terra’s Board of Directors previously rejected CF’s proposal as financially inadequate, and has once again concluded that the proposed merger agreement does not provide any basis for engagement with CF.
During the weeks leading up to the Annual Meeting, Terra shareholders, including those that voted for CF, delivered a consistent message to Terra’s Board and management team that CF’s proposal to acquire Terra for $24.50 in cash and 0.1034 of a share of CF common stock is inadequate. At Terra’s Annual Meeting, it appears that only 38% of the outstanding shares unaffiliated with CF voted in favor of CF’s nominees. Excluding the approximately 7% of Terra’s outstanding shares that are owned by CF, the preliminary voting results indicate that CF’s nominees were elected by a very narrow margin of approximately 2%, underscoring the absence of any mandate for CF’s inadequate proposal.
“As I said at our Annual Meeting, our shareholders have provided us with many differing perspectives and we welcome that input and will take all views into account,” said Michael Bennett, Terra President and Chief Executive Officer. “Nothing about the vote changed the value of CF’s proposal. We continue to believe that Terra’s current strategy, which capitalizes on our attractive product mix, diversified customer base and geographic advantages, will deliver greater value than CF’s proposal. Accordingly, our focus continues to be executing on our strategy to deliver results for Terra shareholders.”
Terra is well-positioned to benefit significantly from an expected upsurge in demand for nitrogen as the economic recovery continues. Terra’s 2010 EBITDA estimate of $694 million underscores Terra’s strong prospects, and the inadequacy of CF’s latest proposal. Year-to-date, Terra’s share price has appreciated approximately 130%. The entire fertilizer sector – and Terra in particular – will benefit from an anticipated strong growing season, strengthening corn and nitrogen prices and moderate gas costs. Terra shareholders will receive their $7.50 per share special cash dividend on December 11, and Terra remains committed to returning profits to shareholders in the form of dividends and buybacks. Over the past four years, Terra has returned more than $1 billion to shareholders in this manner.
Once the election results are certified, Terra’s Board will welcome three new directors, John N. Lilly, David A. Wilson, and Irving B. Yoskowitz. In addition, the Board, by unanimous vote of the directors whose terms do not expire this year, has taken steps to expand to eleven members, to be effective at

Terra Industries Inc. ◆ 600 Fourth Street ◆ P.O. Box 6000 ◆ Sioux City, Iowa 51102-6000
www.terraindustries.com ◆ 712/277-1340 ◆ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	November 22, 2009
that time, so that Terra’s three highly-qualified and experienced independent directors, Martha O. Hesse, Dennis McGlone and Henry R. Slack, will continue to serve on the Board. The Board believes that Terra’s shareholders will benefit the most by combining this experience with the new perspective of the three additions to the Board.
Credit Suisse Securities (USA) LLC is serving as Terra’s financial advisor, and Cravath, Swaine & Moore LLP and Wachtell, Lipton, Rosen & Katz are serving as legal counsel to Terra.
About Terra
Terra Industries Inc., with 2008 revenues of $2.9 billion, is a leading North American producer and marketer of nitrogen products.
Forward-Looking Statements
Certain statements in this communication may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks, uncertainties and assumptions include, among others:
•	risks related to potential acquisition transactions,

•	changes in financial and capital markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs),

•	changes in product mix,

•	changes in the seasonality of demand patterns,

•	changes in weather conditions,

•	changes in environmental and other government regulation,

•	changes in agricultural regulations and

•	changes in the securities trading markets.
Additional information as to these factors can be found in Terra’s 2008 Annual Report/10-K and in Terra’s subsequent Quarterly Reports on Form 10-Q, in each case in the sections entitled “Business,” “Risk Factors,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in the Notes to the consolidated financial statements.
This communication includes projected financial performance information from Terra’s 2010 financial plan. These projections are necessarily based upon a variety of estimates and assumptions, including

Terra Industries Inc. ◆ 600 Fourth Street ◆ P.O. Box 6000 ◆ Sioux City, Iowa 51102-6000
www.terraindustries.com ◆ 712/277-1340 ◆ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	November 22, 2009
published third-party forecasts for product selling prices and current basis-adjusted Nymex natural gas futures prices, which, though currently considered reasonable by Terra, may not be realized and are inherently subject, in addition to the specific risks identified above, to business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are beyond Terra’s control. There can be no assurance that the assumptions made in preparing the projected financial performance information will prove accurate. Accordingly, actual results may differ materially from the results projected.
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Note:	Terra Industries’ news announcements are also available on its Web site, www.terraindustries.com.
Additional Contacts:
Matthew Sherman/Jamie Moser
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
msherman@joelefrank.com/jmoser@joelefrank.com

Terra Industries Inc. ◆ 600 Fourth Street ◆ P.O. Box 6000 ◆ Sioux City, Iowa 51102-6000
www.terraindustries.com ◆ 712/277-1340 ◆ NYSE Ticker: TRA